Exhibit 1.1

BYLAWS

CorpBanca

ENGLISH TRANSLATION

CORPBANCA

BYLAWS

TITLE I

Name, Domicile, Existence and Objective

ARTICLE ONE. The corporation (sociedad anónima) called “CORPBANCA” shall be governed by the present Bylaws, by the General Banks Act, by the precepts applicable to public corporations when they agree or do not violate the precepts hereof, and by such other laws and regulations as are currently in effect or may be issued in the future in this regard.

ARTICLE TWO. The Bank shall have its corporate domicile in the city of Santiago, where its Headquarters or Main Office shall operate, without prejudice to being able to open, maintain and eliminate branches within and outside the country, upon authorization from the applicable authority.

ARTICLE THREE. The Bank shall exist indefinitely.

ARTICLE FOUR. The objective of the Bank is to execute and enter into all acts, contracts, transactions or businesses which the General Banks Act and other legal provisions and precepts allow Banks to undertake without prejudice to expanding or restricting its scope of action in accordance with such legal provisions as are issued in the future, without necessitating the amendment of the present Bylaws.

TITLE II

Capital and Stock

ARTICLE FIVE. The Bank’s capital is $455.153.045.065 represented by 226.909.291.571 common shares, all without par value. The capital shall be modified annually of law, pursuant to Article 10 of Law No. 18,046, when the Regular Meeting of Shareholders approves the distribution of the revaluation of the capital stock for each fiscal year.

ARTICLE SIX. When a shareholder does not pay in a timely manner all or part of the value of the stock subscribed to by him, the Bank may: a) sell on a Securities Market, at the expense and risk of the shareholder in arrears, the number of shares required to pay down the unpaid balances and transfer expenses, reducing ownership to the number of shares remaining; b) nullify the subscription in whole or in part and reduce ownership to the number of shares effectively paid in, selling the remaining shares on a Securities Exchange; and c) pursue payment through ordinary or executory action on all the debtor’s assets.

ARTICLE SEVEN. The Bank does not recognize nor allow fractions of shares. In the event that one or more shares belong jointly to several persons, the co-owners are obligated to appoint an agent for all of them to act before the Bank.

ARTICLE EIGHT. A Registry shall be kept of all shareholders, noting the number of shares each holds and only such persons as appear registered in the Registry may exercise the rights of such.

The Bank is not responsible for deciding on the transfer of stock and shall register, without further ado, such transfers as are submitted to it, provided that they follow the minimum formalities specified by the Regulation.

ARTICLE NINE. In cases of usufruct, the stock shall be registered in the Shareholders Registry in the name of the owner and of the usufructuary, stating the existence, modalities and terms of the usufruct. Unless otherwise stipulated in the Law or by agreement, the owner and the usufructuary shall act by mutual consent before the Bank.

TITLE III

Management

ARTICLE TEN. The management of the Bank shall be performed by the Board of Directors, without prejudice to the authorities which legal, regulatory and statutory precepts reserve for the Meeting of Shareholders.

ARTICLE ELEVEN. The Board of Directors shall be comprised of nine members selected by the shareholders who may also elect two alternate Directors. The directors shall hold office for three years, may be reelected indefinitely and shall be completely renewed at the end of each period.

In its first meeting after the Regular Meeting of Shareholders, the Board of Directors shall elect from among its members a Chairman, a First Vice President and a Second Vice President¸ who shall also hold said positions for the Bank and the Meeting of Shareholders. The appointments shall be made by an absolute majority of all members of the Board of Directors, in a separate and secret vote. If no one were to obtain such majority, the election will be repeated among those who obtained the three greatest majorities, adding the blank votes to the person who obtained the greatest number of votes. In case of a tie the vote shall be repeated and if a tie were to occur again, there shall be a drawing. The Chairman, the First Vice President and the Second Vice President may be reelected indefinitely.

If one or more vacancies occur among full Directors, the Board of Directors, at its first meeting, shall proceed to appoint the replacement or replacements, who shall hold office until the next regular meeting of shareholders, at which the final appointment shall be made. The Director or Directors so appointed by the Meeting shall hold office only for such time remaining to be completed in the term of the replaced Director or Directors. Until the Board of Directors appoints the replacement or replacements, the alternate Director shall act as full director. In case of a vacancy in the position of alternate Director, the same procedure as described above shall be followed for the appointment of the replacement.

ARTICLE TWELVE. Directors shall be compensated for their duties; the amount of compensation shall be established annually by the Regular Meeting of Shareholders.

The Annual Report submitted for the information of the Regular Meeting of Shareholders, shall contain all compensation which the Directors have received during the respective fiscal year, including such as derives from functions or jobs other than the exercise of their position or for agency expenses, travel expenses, royalties and, in general, any other income. Such special compensation shall be presented in detail and itemized in the Report, assigning value to compensation that does not consist of money.

ARTICLE THIRTEEN. The Board of Directors represents the Bank in court and out of court, and for the achievement of its corporate objective, which shall not be necessary to prove to third parties, it is invested with all authorities of management and disposal which the Law or the Bylaws do not establish as exclusive of Meetings of Shareholders, without requiring any special power of attorney whatsoever, even for such acts or contracts as with respect to which the laws require such circumstance. The foregoing does not prevent the judicial agency of the Bank incumbent upon the General Manager, who is legally invested with the authorities established in both paragraphs of Article 7 of the Code of Civil Procedure and shall have a right to vote in Meetings of the Board of Directors, being liable with the members thereof for all decisions prejudicial to the Bank and the shareholders, when his divergent opinion is not contained in the Minutes.

The Board of Directors may delegate part of its authority to Managers, Assistant Managers or Attorneys of the Bank, to a Director or a committee of Directors, and for specifically determined objects, to other persons.

ARTICLE FOURTEEN. Meetings of the Board of Directors may take place with an absolute majority of full Directors and resolutions shall be adopted by an absolute majority of attending Directors, except in such cases in which the Bylaws or the Law require a special quorum or majorities. Tied votes shall be broken by the vote of whoever chairs the meeting.

ARTICLE FIFTEEN. The Bank may only enter into acts or contracts in which one or more Directors have a personal interest or an interest as a representative of another person, when such transactions are known and approved by the Board of Directors and are in accordance with equitable conditions similar to prevailing market conditions. Resolutions in that regard adopted by the Board of Directors shall be reported to the next Meeting of

Shareholders by the person who chairs such; it is necessary to cite this matter in the notification for the Meeting of Shareholders.

The authorization cited by Articles 2144 and 2145 of the Civil Code may only be agreed with the favorable vote of 2/3 of the Directors in office and shall be adopted with the exclusion of the person or persons involved. The same rule shall be applicable for the Bank to be able to contract with the General Manager, with the Managers and Assistant Managers, or with the spouses and relatives thereof up to the first degree of consanguinity or affinity.

ARTICLE SIXTEEN. The Board of Directors shall meet at least once a month. There shall be regular and special meetings of the Board of Directors. The former shall be held on dates predetermined by the Board of Directors itself. The latter shall be held when specifically called by the Chairman, sua sponte, or upon indication from one or more Directors, after decision made by the Chairman on the need for the meeting, unless it is requested by an absolute majority of Directors, in which case the meeting shall necessarily be held without a prior decision.

Only the matters specifically indicated in the notification may be handled in special sessions.

Notifications of meetings of the Board of Directors shall be made by certified letter sent to the addressed of each Director registered with the Bank, at least 5 days in advance of the date on which the Regular or Special Session should be held. The 5-day period shall be calculated from the date on which the letter is placed in the mail.

ARTICLE SEVENTEEN. Should a member of the Board of Directors cease to attend sessions for a 3-month period without permission or just cause, shall lose his position.

TITLE IV

The Chairman and Vice President

ARTICLE EIGHTEEN. The Chairman of the Bank, beyond the special authorities and obligations granted to him by legal, regulatory and statutory precepts, shall have the following authority:

a)	To chair Meetings of the Board of Directors and Sessions of the Meeting of Shareholders;

b)

To certify resolutions of the Board of Directors wherein the General Manager, Managers and Assistant Managers are appointed, and resolutions of the Board of Directors and the Meeting of Shareholders when necessary, without prejudice to the Meeting of Shareholders or the Board of Directors appointing another person to that end; and

c)

To report to the next Meeting of Shareholders the opposition documented in the minutes of the Board of Directors’ meetings, of any Director who has thus sought to exempt himself from responsibility for any act or resolution by the Board of Directors.

ARTICLE NINETEEN. In case of an absence by or impediment of the Chairman of the Bank, he shall be replaced in his functions by the First Vice President and, in the absence thereof, by the second Vice President.

TITLE V

The General Manager

ARTICLE TWENTY. Beyond the authorities and duties he has as a factor and without prejudice to such authorities as the Board of Directors grants to other persons, the General Manager has the following authority:

a)	To propose to the Board of Directors such measures to improve performance of the corporate business;

b)	To propose the measures required for the adequate organization and functioning of the Bank;

c)	To promote, foster and supervise the business of the Bank, issuing pertinent instructions to the Managers and Assistant Managers;

d)	To direct and manage the Bank, as well as to resolve and undertake corporate business, all pursuant to the policies and guidelines agreed by the Meetings of Shareholders and the Board of Directors;

e)	To organize the services and offices, the accounting and books of the Bank, to apply the Regulations and to monitor the preparation of the Balance Sheets and Profit and Loss Statements;

f)

To implement the decisions of the Board of Directors and to act as Secretary thereof as well as Secretary of the Meetings of Shareholders, except if another person is specifically appointed for these positions;

g)	To present to the Board of Directors, at the end of each year, the Bank’s General Balance Sheet;

h)

To certify the resolutions of the Board of Directors and Meetings of Shareholders, when necessary, as well as to sign the certified and uncertified instruments corresponding to the acts or contracts agreed by such Bodies, without prejudice to the authority of the Board of Directors or the Meeting of Shareholders, as the case may be, to appoint another person. To prove the respective resolution, it shall be sufficient to insert a copy thereof in the certified document, certified by the authorized Notary that it agrees with the corresponding act;

i)	To attend meetings of the Board of Directors, in whose deliberations he may take part, without a right to vote;

j)	To report to the Board of Directors, in each regular session, all acquisitions or transfers of real or personal property, tangible or intangible;

k)	The custody of the corporate books and records, and to assure that they be prepared with the regularity required by Law and the supplementary precepts thereof.

ARTICLE TWENTY-ONE. The Board of Directors may appoint one or more Managers or Assistant Managers, and their authorities and obligations shall be stated in the mandates granted to them to that end.

ARTICLE TWENTY-TWO. The General Manager may be replaced by such Bank Executives as the Board of Directors determines, and in the order of priority it indicates.

TITLE VI

Meetings of Shareholders

ARTICLE TWENTY-THREE. Shareholders shall meet in Regular or Special Meetings of Shareholders.

The former shall be held once yearly, on any day during the four months following the date of the Balance Sheet, to make decisions regarding the matters of which it should be aware without it being necessary to cite them in the respective notification.

[Special Meetings of Shareholders] may be held at any time, when so required by corporate needs, to decide on any matter which the Law or the Bylaws attribute to the Meeting of Shareholders and provided that such matters are indicated in the corresponding notification.

When a Special Meeting must decide on matters inherent to a Regular Meeting, the operation and resolutions thereof shall be subject, as pertinent, to the quorums applicable to the latter class of Meetings.

ARTICLE TWENTY-FOUR. The following are matters incumbent upon Regular Meetings:

1)

Examination of the Bank’s position and the reports of the External Auditors, approval or rejection of the Management Report, the Balance Sheet and financial Statements and reports presented by Directors and Liquidators;

2)	The distribution of each fiscal year’s profit and, especially, the distribution of dividends;

3)	The selection or removal of full and alternate members of the Board of Directors, Liquidators, and management auditors; and

4)	In general, any matter of corporate interest that is not inherent to a Special Meeting.

ARTICLE TWENTY-FIVE. The following are matters incumbent upon Special Meetings:

1)	The dissolution of the Bank;

2)	The transformation, merger or division of the Bank and amendment of its Bylaws;

3)	The transfer of the Bank’s fixed assets and liabilities, or all its assets; and

4)	Such other matters as are the responsibility or competency of the Meeting of Shareholders by Law or the Bylaws.

The matters cited in 1), 2) and 3) may only be agreed in a Meeting held before a Notary, who shall certify that the minutes are a true expression of what occurred and was agreed in the meeting.

ARTICLE TWENTY-SIX. Meetings of Shareholders shall meet on first notification, unless the Law or Bylaws establish greater majorities, with an absolute majority of the voting stock issued, and on second notification with such as are present or represented, regardless of the number thereof, and resolutions shall be adopted by an absolute majority of the voting shares present or represented.

Notices of the second notification may only be published once the Meeting of Shareholders to be held upon first notification has failed and, in any case, the new Meeting of Shareholders shall be called to be held within the 45 days after the date established for the Meeting not held.

Meetings of Shareholders shall be chaired by the Chairman of the Board or by whoever is performing his duties and whoever holds the position of secretary, if any, or in the absence thereof, the Manager shall act as such.

ARTICLE TWENTY-SEVEN. Resolutions of the Special Meeting of Shareholders shall require the affirmative vote of 2/3 of voting shares issued when related to the following matters:

1)	The division of the Bank and its merger with another;

2)	The dissolution of the Bank;

3)	A change in corporate domicile;

4)	A reduction in the capital stock;

5)	A change in the authorities reserved for the Meeting of Shareholders or the limitations of the authorities of the Board of Directors;

6)	The transfer of the Bank’s assets and liabilities or all of its assets;

7)	The method of distributing corporate profits; and

5)	[sic] Any others as indicated in the bylaws.

ARTICLE TWENTY-EIGHT. The Board of Directors may only be removed as a whole by a Regular or Special Meeting of Shareholders, and as a result, the individual or collective removal of one or more of its members shall not be allowed.

ARTICLE TWENTY-NINE. Only the holders of stock registered in the Shareholders Registry 5 days in advance of the date on which the respective Meeting is to be held may participate in the Meetings and exercise their rights to speak and vote.

ARTICLE THIRTY. In elections made in the Meetings of Shareholders, each shareholder shall have one vote per share he holds or represents and may accumulate his votes in favor of a single person or distribute them in the manner he deems appropriate, and those who in a sole and single election win the greatest number of votes shall be declared elected, until the number of persons who must be elected is reached.

ARTICLE THIRTY-ONE. In the elections that must be made in the Meetings of Shareholders, shareholders shall vote on ballots signed by them, stating whether they are doing so on their own behalf or as proxies. The Chairman, when the count is made, shall read the votes allowed such that all those present may calculate the votes by themselves and may prove the truth of the result.

The provisions of the preceding paragraph do not prevent that by unanimous agreement of the shareholders present with a right to vote, voting be dispensed with and the election take place by acclamation.

TITLE VII

The Balance Sheet and Other Financial Statements and

Records

ARTICLE THIRTY-TWO. On December 31 of each year the Bank shall prepare a General Balance Sheet.

The Board of Directors shall submit for the consideration of the Regular Meeting of Shareholders a reasoned Management Report on the position of the Bank in the last fiscal year, accompanied by the General Balance Sheet, the Statement of Profit and Loss and the report submitted by the External Auditors. All these documents shall clearly reflect the equity position of the company at the close of the fiscal year and the profits earned or the losses suffered.

The Management Report shall include as an appendix a truthful summary of the comments and proposals made by shareholders who hold or represent 10% or more of the voting stock issued, related to the course of corporate business and provided that such shareholders so request.

Likewise, all information sent by the Board of Directors to the shareholders in general, based on the calling of the Meeting, requests for powers of attorney, reasoning for its decisions or other similar matters, shall include pertinent comments and proposals made by the shareholders cited in the previous paragraph.

ARTICLE THIRTY-THREE. The Bank shall publish the Balance Sheet, the Statement of Profit and Loss and such other information as determined by the Superintendency of Banks and Financial Institutions, in a wide-circulation newspaper in the place of the corporate domicile, under the terms and conditions established in paragraph two of No. 4 of Article 65 of the General Banks Act.

If the Balance Sheet and Statement of Profit and Loss are altered by the Meeting of Shareholders, the changes shall be published in the same newspaper where such documents were published pursuant to the first paragraph, within 15 days of the Meeting of Shareholders.

TITLE VIII

Dissolution and Liquidation

ARTICLE THIRTY-FOUR. The Bank shall not record, without approval from the Superintendency of Banks and Financial Institutions, the transfer or conveyance of stock leading to the dissolution of the bank, because all the company’s stock would become the property of a single person.

ARTICLE THIRTY-FIVE. When dissolution occurs because all the stock is in the possession of a single person, or for any reason contained in the Bylaws, the Board of Directors shall document these events in a certified document within a period of 30 days from the occurrence thereof, and an extract thereof shall be recorded and published in the manner stipulated in Article 28 of the General Banks Law.

When dissolution derives from a revocation decision by the Superintendency, the Board of Directors shall cause this circumstance to be noted in the margin of the company’s registration and publish notification thereof one time in the Official Record, reporting this circumstance.

Once 60 days have elapsed following the occurrence of the aforementioned events without the formalities established in the preceding paragraphs having been completed, any Director, shareholder or interested third party may perform them.

Failure to comply with the requirements established in the preceding paragraphs shall cause the company’s Directors to be jointly and severally liable for such damages and injuries as are caused by such noncompliance.

ARTICLE THIRTY-SIX. In case of dissolution of the Bank, it shall be liquidated by a liquidating committee appointed by the Meeting of Shareholders, without prejudice to the authorities granted by Law to the Superintendency of Banks and Financial Institutions. Except upon unanimous decision otherwise by the voting stock issued, the liquidating committee shall be comprised of the liquidators.

The Liquidators may not take office unless all the formalities that the Law indicates for the dissolution of the company have been performed. Meanwhile, the last Board of Directors shall continue to manage the Bank.

The liquidating committee shall appoint a Chairman from among its members, who shall represent the Bank in court and out.

TITLE IX

Jurisdiction

ARTICLE THIRTY-SEVEN. Any difference that occurs among the shareholders in their capacities as such, or between them and the Bank or its Administrators, either during the life of the company or during the liquidation thereof, based on or by reason of the existence, validity, application, interpretation, performance, scope or nullity of the articles of incorporation, shall be sent precisely and necessarily for a decision by a general arbiter, who shall decide pursuant to the law and shall have the authorities of an arbitrator in terms of the procedure. The arbiter shall be appointed by the parties by joint agreement and, in the absence thereof, the Ordinary Courts of Justice of Santiago; in the latter case, he shall have the authorities of a legal arbiter and his appointment shall befall a person who has acted as an attorney authorized to practice before the Honorable Court of Appeals of Santiago and the Honorable Supreme Court, for a period of no less than one year. A lack of agreement shall be assumed based on the request that either party makes to the Courts of Justice, requesting the appointment of an arbiter.

TRANSITIONAL ARTICLES

TRANSITIONAL ARTICLE. The Bank’s current capital is $455.153.045.065 represented by 226.909.291.571 common shares, all without par value, as indicated in Article Five of these Bylaws, and has been fully subscribed and paid.